PRICING SUPPLEMENT No. 877ZZ Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated May 7, 2010

$10,050,000 Deutsche Bank AG Performance Securities Linked to the Brazilian Real Relative to the Euro due May 14, 2012

Investment Description

These Performance Securities Linked to the Brazilian Real Relative to the Euro due May 14, 2012 (the “Securities”) provide potentially enhanced returns based on the positive performance of the Brazilian real (“BRL”) relative to the Euro (“EUR”). Any return at maturity will be determined by the appreciation or depreciation of the EUR relative to the BRL, as measured by the Currency Performance formula set forth herein. The Securities do not bear interest. Investing in the Securities is subject to significant risks, including a potential loss of up to 100% of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Features

❑	Potential enhanced returns linked to the depreciation of the EUR relative to the BRL, with one for one downside exposure.
❑	Diversification of portfolio into foreign currency markets in a U.S. dollar denominated instrument.
❑	1,100% Participation Rate.

Key  Dates

Trade Date	Settlement Date	Final Valuation Date[1]	Maturity Date[2]
May 7, 2010	May 12, 2010	May 9, 2012	May 14, 2012

[1]	Subject to postponement and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]	In the event the Final Valuation Date is postponed, the Maturity Date will be the third business day after the Final Valuation Date as postponed.

Security Offering

We are offering Performance Securities Linked to the Brazilian Real Relative to the Euro. The Securities do not bear interest and, accordingly, any return at maturity will be determined by the appreciation or depreciation of the BRL relative to the EUR, as measured by the Currency Performance formula set forth herein. If the Currency Performance is greater than zero on the Final Valuation Date, the investor will receive a single payment at maturity equal to the face amount of the Securities plus an additional amount equal to the face amount of the Securities multiplied by the Participation Rate of 1,100% and the depreciation of the EUR relative to the BRL as measured by the Currency Performance formula set forth herein (that is, the amount by which the Currency Performance exceeds zero). The maximum Currency Performance will equal 100%, resulting in a maximum possible Payment at Maturity per $10 face amount of Security of $120, based on a Participation Rate of 1,100%. If the Currency Performance on the Final Valuation Date is less than or equal to zero, then you will receive at maturity the face amount of the Securities minus an amount equal to the face amount of the Securities multiplied by the appreciation of the EUR relative to the BRL (that is, the amount by which the Currency Performance is below zero). Since the Securities are not principal protected, you may lose some or all of your initial investment in the Securities.

Currency	Reference Currency	Participation Rate	Security CUSIP/ISIN
BRL	EUR	1,100%	25154N 55 5 / US25154N5555

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated September 29, 2009, the prospectus supplement dated September 29, 2009, product supplement ZZ dated September 29, 2009, and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated September 29, 2009, as supplemented by the prospectus supplement dated September 29, 2009, and product supplement ZZ dated September 29, 2009) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement ZZ. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$10,050,000.00	$201,000.00	$9,849,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI“) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,050,000.00	$716.57

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement ZZ dated September 29, 2009:

http://sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Deutsche Bank AG Performance Securities Linked to the Brazilian Real Relative to the Euro that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Brazilian real relative to the Euro as measured by the Currency Performance formula set forth herein;

♦	You believe the Euro will depreciate relative to the Brazilian real over the term of the Securities;

♦	You are willing to invest in Securities that offer no principal protection, and are willing to risk losing up to 100% of your investment;

♦	You do not seek current income from this investment;

♦	You are willing to hold the Securities to maturity, and are aware that there may be little or no secondary market for the Securities;

♦	You are willing to invest in the Securities based on the Participation Rate; and

♦	You are comfortable with the creditworthiness of Deutsche Bank AG, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the Brazilian real relative to the Euro;

♦	You seek an investment that is 100% principal protected;

♦	You do not believe the Currency Performance will be positive over the term of the Securities;

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities;

♦	You are unwilling or unable to hold the Securities to maturity;

♦	You seek an investment for which there will be an active secondary market;

♦	You seek current income from your investments; or

♦	You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 and more detailed “Risk Factors” beginning on page 5 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Size	$10,050,000

Securities Offered	Performance Securities Linked to the Brazilian Real (“BRL”) Relative to the Euro (“EUR”)

Issue Price	$10.00 per Security; minimum purchase 100 Securities ($1,000 minimum investment)

Currency of the Issue	United States dollars

Term	2 years

Participation Rate	1,100%

Payment at Maturity (per $10.00 face amount)

If the Currency Performance is positive, you will receive:

$10.00 + ($10.00 x Participation Rate x Currency Performance)

If the Currency Performance is zero or negative, you will receive:

$10.00 + ($10.00 x Currency Performance)

Currency Performance

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

The maximum Currency Performance will equal 100%, resulting in a maximum possible Payment at Maturity per $10 face amount of Security of $120.

The Spot Rates are expressed as units of the BRL per 1 EUR.

Initial Spot Rate

2.3205, the Spot Rate on the Trade Date (equal to the USD/BRL spot rate of 1.8343 times the EUR/USD spot rate of 1.26505, each as of the Trade Date, as described under the section heading “Spot Rates” below)

Final Spot Rate	The Spot Rate on the Final Valuation Date

Spot Rate

The spot exchange rate for the BRL against the EUR, quoted as the number of units of BRL per 1 Euro as determined by the calculation agent by reference to the Spot Rate definition set forth below under the section heading “Spot Rates.”

Interest payment	We will not pay you interest during the term of the Securities.

Final Valuation Date	May 9, 2012, subject to postponement as described in the accompanying product supplement.

CUSIP	25154N 55 5

ISIN	US25154N5555

Determining Payment at Maturity

The change from the Initial Spot
Rate to the Final Spot Rate
expressed as a percentage of the
Initial Spot Rate

You will receive a cash payment
that provides you with a return
per Security based on the
Currency Performance multiplied
by the Participation Rate of
1,100%. Accordingly, if the
Currency Performance is positive,
your Payment at Maturity per
$10 face amount of Security will
be calculated as follows:

$10 + ($10 x Participation Rate
x Currency Performance)

If the Currency Performance is zero or negative, you will lose 1% of the face amount of your Securities for every 1% that the Currency Performance is below zero. Accordingly, your Payment at Maturity per Security will be calculated as follows:

$10 + ($10 x Currency Performance)

You could lose up to 100% of your investment in the Securities depending on how much the value of the EUR increases relative to the BRL.

What are the tax consequences of an investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. The remainder of this discussion assumes that the treatment of the Securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the Securities should be treated as ordinary income or loss unless on or before the date on which you acquire your Securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your Securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the Securities is properly treated as a debt instrument denominated in a foreign currency. The Securities are distinguishable in meaningful respects from the instruments described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Securities for U.S. holders, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How will your Payment at Maturity be calculated?

Your Payment at Maturity will depend on the Final Spot Rate relative to the Initial Spot Rate.

♦

If the Initial Spot Rate is greater than the Final Spot Rate (i.e., the Currency Performance is positive), you will receive an amount in cash equal to the face amount of your Securities plus an additional amount based on the Currency Performance multiplied by the Participation Rate.

♦

If the Initial Spot Rate is less than or equal to the Final Spot Rate (i.e., the Currency Performance is zero or negative), you will lose 1% of principal for every 1% decline in the value of the BRL relative to the EUR:

Step 1: Calculate the Currency Performance.

The Currency Performance is the difference between the Initial Spot Rate and the Final Spot Rate relative to the Initial Spot Rate, expressed as a percentage and calculated as follows:

Currency Performance =	Initial Spot Rate – Final Spot Rate
Initial Spot Rate

A decrease in the value of the EUR relative to the BRL is expressed as a decrease in the Spot Rate.

The maximum Currency Performance will equal 100%, resulting in a maximum possible Payment at Maturity per $10 face amount of Security of $120.

Step 2: Calculate the Payment at Maturity.

The Payment at Maturity per $10.00 face amount of Security will be calculated as follows:

If the Currency Performance is positive:

$10.00  +  ($10.00  x  Participation Rate  x  Currency Performance)

If the Currency Performance is zero or negative:

$10.00  +  ($10.00  x  Currency Performance)

If the Currency Performance is negative, you will lose some and possibly all of your investment in the Securities.

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples use a Participation Rate of 1,100%.

The following table and examples illustrate the hypothetical Payment at Maturity per $10.00 face amount of Security for a hypothetical range of Currency Performance and use a Participation Rate of 1,100%. The following results are based solely on the hypothetical example cited. Numbers in the table and examples have been rounded for ease of analysis.

Hypothetical Currency Performance	Payment at Maturity	Percentage Return on $10 face amount of Security
80.0%	$98.00	880.0%
70.0%	$87.00	770.0%
60.0%	$76.00	660.0%
50.0%	$65.00	550.0%
40.0%	$54.00	440.0%
30.0%	$43.00	330.0%
20.0%	$32.00	220.0%
10.0%	$21.00	110.0%
0.0%	$10.00	0.0%
-10.0%	$9.00	-10.0%
-20.0%	$8.00	-20.0%
-30.0%	$7.00	-30.0%
-40.0%	$6.00	-40.0%
-50.0%	$5.00	-50.0%
-60.0%	$4.00	-60.0%
-70.0%	$3.00	-70.0%
-80.0%	$2.00	-80.0%
-90.0%	$1.00	-90.0%
-100.0%	$0.00	-100.0%

Hypothetical Examples:

The following payment examples show scenarios for the Payment at Maturity of the Securities, illustrating positive and negative Currency Performance. The following examples are, like the above, based on a Participation Rate of 1,100%, as well as Initial Spot Rates and Final Spot Rates (which will be determined on the Final Valuation Date) for the Brazilian real relative to the Euro, and the resulting Currency Performance. The Initial Spot Rate and hypothetical Final Spot Rate values have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future performance of the Brazilian real relative to the Euro.

Example 1 – The EUR depreciates relative to the BRL, resulting in a Currency Performance of 10.00%. Due to the Participation Rate, the Payment at Maturity will equal $21.00 per $10.00 face amount Security (a return of 110.0% per $10.00 face amount Security).

Because the Currency Performance is positive, the Payment at Maturity is calculated as follows:

Payment at Maturity = $10.00 + ($10.00 x Participation Rate x Currency Performance)

Payment at Maturity = $10.00 + ($10.00 x 1,100% x 10%) = $21.00

Example 2 – The EUR appreciates relative to the BRL, resulting in a Currency Performance of -5%, and, therefore, a Payment at Maturity of $9.50 per $10.00 face amount Security (a return of -5% per $10.00 face amount Security).

Because the Currency Performance is negative, the Payment at Maturity is calculated as follows:

Payment at Maturity = $10.00 + ($10.00 x Currency Performance)

Payment at Maturity = $10.00 + ($10.00 x -5%) = $9.50

*	For an initial investment of $1,000, your Payment at Maturity should be multiplied by 100.

Historical Information

The following chart shows the historical exchange rates for the Brazilian real against the Euro. The chart uses exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following table and not on the Spot Rates set forth below. These historical data are shown for the period from January 3, 2000 through May 7, 2010. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below) or of the historical or future performance of the Brazilian real relative to the Euro. We cannot give you any assurance that the Currency Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following chart during any period set forth below is not an indication that the Spot Rate or Currency Performance is more or less likely to increase or decrease at any time during the term of the Securities. As set forth in the following table, a higher exchange rate for a given year indicates a weakening of the Brazilian real relative to the Euro. The graph following the exchange rate table sets forth the historical exchange rate performance of the Brazilian real relative to the Euro for the period from January 3, 2000 through May 7, 2010. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate.

Past performance is not indicative of future performance.

Brazilian Real

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through May 7, 2010

(expressed as units of Brazilian reais per Euro)

Brazilian Real	High	Low	Period End
2000	1.9058	1.5619	1.8383
2001	2.6036	1.7920	2.0552
2002	3.9406	1.8779	3.8543
2003	4.0069	3.1681	3.6414
2004	3.9110	3.4150	3.5997
2005	3.7245	2.5200	2.7702
2006	3.0708	2.4988	2.8190
2007	2.8648	2.5031	2.5957
2008	3.4619	2.3787	3.2304
2009	3.2875	2.4774	2.4996
2010 (through May 7, 2010)	2.6361	2.2714	2.3340

Past performance is not indicative of future performance.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

No principal protection; your investment in the Securities may result in a loss — The return on the Securities at maturity is dependent on the Currency Performance. Because the Securities are not principal protected even if held to maturity, if the Currency Performance is negative, you will lose 1% of the face amount of your Securities for every 1% that the Currency Performance is below zero, and you will be exposed to a loss of up to 100% of your investment in the Securities. In addition, the trading value of the Securities will be affected by factors that interrelate in complex ways, including (but not limited to) the prevailing exchange rate of the Brazilian real relative to the Euro from time to time. Selling this or any fixed income security prior to maturity may result in a U.S. dollar price less than 100% of the applicable face amount of Securities sold.

♦

Market risk — The return on the Securities at maturity is linked to the performance of the Brazilian real relative to the Euro and will depend on whether, and the extent to which, the Currency Performance is positive. Currency movements that result in a depreciation of the Brazilian real relative to the Euro will have an adverse effect on the Currency Performance.

♦

Credit of the Issuer — The Securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the Securities.

♦	No interest payments — You will not receive interest payments on the Securities during the term of the Securities.

♦	The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

♦

Investing in the Securities is not equivalent to investing directly in the Brazilian real or the Euro — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Brazilian real or the Euro. In addition, the Currency Performance is based upon the formula set forth above. The Currency Performance is dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

♦

Your maximum possible return on the Securities is limited because the maximum Currency Performance is 100% — The maximum Currency Performance will equal 100%, resulting in a maximum possible Payment at Maturity per $10 face amount of Security of $120.

♦

The original issue price of the Securities includes the agents’ commission and the estimated costs of hedging our obligations under the Securities through one or more of our affiliates — As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

♦

The Securities are not designed to be short-term trading instruments — The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

♦

Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Brazilian real, the Euro or the U.S. dollar and the value of your Securities in varying ways, and different factors may cause the value of the Brazilian real and the volatility of its price in Euros to move in inconsistent directions at inconsistent rates.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Brazilian real relative to the Euro and, consequently, the value of the Securities.

♦

The Securities are subject to emerging markets’ political and economic risks — The Brazilian real is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Brazilian real, and, consequently, the return on the Securities.

♦

If the liquidity of the Brazilian real, the Euro or the U.S. dollar is limited, the value of the Securities would likely be impaired — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your Securities. Such limited liquidity may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performance could, in turn, result in potential conflicts of interest.

♦

Potential conflicts of interest exist because the Issuer and the calculation agent for the Securities are the same legal entity — Deutsche Bank AG, London Branch is the Issuer of the Securities and the calculation agent for the Securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Currency Performance and maintains some discretion as to how such calculations are made, in particular if the rate source for the Brazilian real, the Euro or the U.S. dollar is not available. In addition, the Issuer may hedge its obligations under the Securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Securities or the Currency Performance.

♦

Suspension or disruptions of market trading in the Brazilian real, the Euro or the U.S. dollar may adversely affect the value of the Securities — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Brazilian real, the Euro or the U.S. dollar and, therefore, the value of the Securities.

♦

Lack of liquidity — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

The payment formula for the Securities will not take into account all developments in the Brazilian real relative to the Euro — Changes in the Brazilian real relative to the Euro during the term of the Securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. The calculation agent will calculate the Currency Performance only as of the Final Valuation Date. As a result, the Currency Performance may be less than zero even if the Brazilian real relative to the Euro had moved favorably at certain times during the term of the Securities before moving to unfavorable levels on the Final Valuation Date.

♦

We and our affiliates and agents, or UBS AG and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such research, opinions or recommendations could affect the value of the Brazilian real relative to the Euro or the value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates and agents, or UBS AG and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the performance of the Brazilian real relative to the Euro.

♦

Economic and market factors will impact the value of the Securities — We expect that, generally, the exchange rate for the Brazilian real relative to the Euro on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to the appreciation or depreciation of the Brazilian real relative to the Euro. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Brazilian real and the Euro, as reference currency;

♦	the time to maturity of the Securities;

♦	the exchange rate and the volatility of the exchange rate between the Brazilian real and the U.S. dollar, and the U.S. dollar and the Euro;

♦	interest and yield rates in the market generally and in the markets of the Brazilian real, the Euro and the United States;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Historical performance of the Brazilian real relative to the Euro should not be taken as an indication of the future performance of the Brazilian real relative to the Euro during the term of the Securities — It is impossible to predict whether the Spot Rate will rise or fall. The Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Market disruptions may adversely affect your return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Currency Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the Brazilian real, the Euro or the U.S. dollar. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities or prevents the calculation agent from determining the Currency Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Currency Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Securities.

♦	Payment at Maturity is in U.S. dollars — The Payment at Maturity on the Securities is only in U.S. dollars and you will have no right to receive payments in Brazilian real or Euro.

♦

Trading and other transactions by us or our affiliates, or UBS or its affiliates, in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Spot Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rate. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities.

♦

The U.S. federal income tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described above under “What are the tax consequences of an investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the Securities is properly treated as a debt instrument denominated in a foreign currency. The Securities are distinguishable in meaningful respects from the instruments described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Securities for U.S. holders, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates and Market Disruption Events

Spot Rates

The EUR/BRL Spot Rate on each date of calculation will be the product of (i) the U.S. dollar/Brazilian real spot rate and (ii) the Euro/U.S. dollar spot rate.

(i) The U.S. dollar/Brazilian real spot rate on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., São Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page, on such date of calculation.

(ii) The Euro/U.S. dollar spot rate on each date of calculation will be the EUR/USD mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of U.S. dollars per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT05” (or any successor page) on such date of calculation.

If any of the foregoing spot rates is unavailable (or is published in error), the Spot Rate shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing the Brazilian real or the Euro (each, in relation to the U.S. dollar) or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more of such currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your Securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.00% of the face amount of each Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with NASD Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.